UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 1 , 2005

CONSUMERS BANCORP, INC.

(Exact name of registrant as specified in its charter)

Ohio
(State or other jurisdiction of incorporation)

033-79130
(Commission File Number)

34-1771400
(I.R.S. Employer Identification Number)

614 East Lincoln Way
P.O. Box 256
Minerva, Ohio 44657
(Address of principal executive offices)
(Zip code)

(330) 868-7701
(Registrant’s telephone number, including area code)

Item 1.01. Entry into a Material Definitive Agreement.

     Consumers Bancorp, Inc. (the “Company”) has a salary continuation program (the “Program”) in effect, as described in the Company’s most recent proxy statement filed with the Securities and Exchange Commission on September 9, 2004. Under the Program, the Company and the eligible executives enter into agreements that set forth the terms and conditions of the salary continuation benefits. Consumers National Bank, a wholly-owned subsidiary of the Company, and Steven L. Muckley, Chief Executive Officer, Chief Financial Officer and President of the Company (the “Executive”), entered into a salary continuation agreement effective March 1, 2005 (the “Agreement”). Under the terms of the Agreement, the Executive is entitled to varying levels of salary continuation based on age and the circumstances of separation from the Company.

     Under the terms of the Agreement, if the Executive is employed by the Company when he reaches age sixty-five (the “Retirement Age”), he will receive an annual benefit equal to 53% of the average of his last three years of reported compensation. This annual benefit will be paid in twelve consecutive equal monthly installments commencing the month following the Executive’s attainment of Retirement Age and continuing for fifteen years. If the Executive ceases to be employed by the Company prior to reaching Retirement Age (for reasons other than death, disability, termination for cause or constructive separation after a change in control), he will receive an early termination benefit equal to the vested Accrual Balance, as defined in the Agreement, determined as of the month preceding the separation from service, with vesting commencing at age fifty and being prorated until age sixty-five. This early termination benefit will be paid in 180 consecutive equal installments. If the Executive is terminated by reason of a disability prior to Retirement Age, the Executive will receive 100% of the Accrual Balance, determined as of the end of the month preceding separation, paid in 180 consecutive equal installments (the “Disability Benefit”), provided, however, if the Executive separates within twelve months of a Change in Control, as defined in the Agreement, the Executive will receive the Disability Benefit in a lump sum payment within sixty days of separation. In the event of the Executive’s death, the Executive’s beneficiary will be entitled to receive the Executive’s benefits under the same terms and conditions outlined above.

     There will be no distributions under the Agreement if: (i) the Executive is terminated for cause; (ii) the Executive commits suicide within two years of the date of the Agreement; (iii) an insurance company that issued a life insurance policy covering the Executive and paid for by the Company denies coverage for any reason; or (iv) the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Consumers Bancorp, Inc.

(Registrant)
Date: March 7, 2005

/s/ Steven L. Muckley

Steven L. Muckley, Chief Executive Officer, Chief Financial Officer and President

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